EXHIBIT NUMBER 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 12, 2004, by and between MASTEC, INC., a Florida corporation (the "Company"), and C. ROBERT CAMPBELL ("Employee").

Recitals

The Company desires to employ Employee and Employee desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Company and Employee agree as follows:

Terms

1. Employment. The Company employs Employee and Employee accepts such employment and agrees to perform the services specified in this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

2. Term.

a. General. The term of Employee’s employment under this Agreement will commence on October 18, 2004 (the “Hire Date”) and will be Twenty-seven (27) Months from the Hire Date to and through January 17, 2007, unless earlier terminated in accordance with this Agreement (the “Term”).

b. Renewal. The Company shall advise the Employee of the Company’s intention to renew or extend Employee’s employment on July 17, 2006, six months prior to the last day of the Term of this Agreement. If the Company advises the Employee that the Company intends to renew or extend Employee’s employment, the parties shall execute a renewed, extended or replacement Employment Agreement within thirty (30) days from the date the Company advises Employee that the Company intends to renew or extend Employee’s employment. If the Company advises the Employee that the Company does not intend to renew or extend Employee’s employment, Employee, on completion of the initial Term set out in Section 2(a), shall be entitled to severance as set out in Section 11(f) herein.

3. Duties.

a. Position. During the Term, Employee will serve as Executive Vice President and Chief Financial Officer of the Company. Subject to the direction of the Chief Executive Officer (CEO), Employee will perform all duties commensurate with his position and as may otherwise be assigned to him by the CEO or the Board of Directors of the Company. If requested by the Company, Employee will serve as an officer or director of any subsidiary of the Company, without additional compensation. If asked to serve as an officer or director of a subsidiary of the Company, Employee will be provided those officer and director indemnifications provided to other officers and directors of the Company and any such subsidiary.

b. Full Time and Attention. During the Term, Employee will devote his full business time and energies to the business and affairs of the Company and will use his best efforts, skills and abilities solely to promote the interests of the Company and to diligently and competently perform his duties, all in a manner in compliance with all applicable laws and regulations and in accordance with applicable policies and procedures adopted or amended from time to time by the Company, including, without limitation, the Company’s Code of Business Conduct and Ethics and the Company’s Personal Responsibility Code, copies of which Employee acknowledges having received. Employee’s primary place of employment shall be at the Company’s primary place of business in Miami-Dade County, Florida; however, Employee agrees and acknowledges that a material part of the time devoted to his duties and position hereunder will require that Employee travel on behalf of the Company.

4. Compensation and Benefits.

a. Base Salary. During the Term, Employee will be paid, as compensation for services rendered pursuant to this Agreement and Employee’s observance and performance of all of the provisions of this Agreement, the amount of Three Hundred and Fifty Thousand and No/100 Dollars ($350,000.00) per annum (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll procedures of the Company as in effect from time to time.

b. Benefits. During the Term, Employee will be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such life, health, medical, accident, dental and disability insurance and such other benefit plans as the Company may make generally available to, or have in effect for, other employees of the Company at the same general level as Employee. The Company retains the right to terminate or amend any such plans from time to time in its sole discretion.

c. Initial Bonus. Employee shall receive an initial, one time payment of Seventy Five Thousand Dollars ($75,000) upon execution of this Employment Agreement.

d. Performance Bonus. Employee shall be entitled to participate in the Company’s bonus plan for senior management (the “SMBP”). Notwithstanding the SMBP during the Term, Employee shall receive a minimum annual bonus in the amount of Fifty Thousand Dollars ($50,000.00) (the “Minimum Bonus”) on March 31, 2005, on March 31, 2006 (and if Employee is still employed, on March 31, 2007). The March 31, 2005 and March 31, 2006 Minimum Bonus shall be payable regardless of the date of termination of this Agreement, except in the event of termination pursuant to Section 11c, below.In the event the Employee is entitled to receive a performance bonus in excess of Fifty Thousand Dollars ($50,000.00) pursuant to the terms of the SMBP, the Fifty Thousand Dollars ($50,000.00) Minimum Bonus shall be charged against the amount Employee is to receive pursuant to the SMBP.

e. Stock Options. Employee shall receive options to purchase one hundred thousand (100,000) shares of common stock of the Company priced as of the date of execution of this Agreement and vesting 50% on the first and 50% on the second anniversary of the Hire Date (the “Options”). So long as the Employee is not terminated for Cause, as defined in Section 11c, options shall continue to vest during any Period of Non-Competition provided the Employee honors his obligations set forth in Section 8. The options will be subject to the terms and conditions of the Plans, as they may be amended from time to time in the Company’s sole discretion.

f. Relocation Support. Employee shall be entitled to relocation support from the Company at the beginning of the Term. Relocation support will consist of interim living expenses in Miami not to exceed $3,500 per month for six months from commencement of the Term; and payment of moving expenses from the Greensboro, North Carolina area to the Miami/Dade area so long as such expenses represent the lowest of 3 bids from nationally recognized firms.

g. Expenses. The Company will reimburse Employee, in accordance with the Company’s expense reimbursement policies as may be established from time to time by the Company, for all reasonable travel and other expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.

h. Withholding. All payments under this Agreement will be subject to applicable taxes and required withholdings.

5. Representations of Employee. Employee represents and warrants that he is not (I) a party to any enforceable employment agreement or other arrangement, whether written or oral, with any past employer, that would prevent or restrict Employee’s employment with the Company; (ii) a party to or bound by any agreement, obligation or commitment, or subject to any restriction, including, but not limited to, confidentiality agreements, restrictive covenants or non-compete and non-solicitation covenants, except for agreements with the Company or its affiliates; or (iii) involved with any professional endeavors which in the future may possibly adversely affect or interfere with the business of the Company, the full performance by Employee of his duties under this Agreement or the exercise of his best efforts hereunder.

6. Confidentiality.

a. Confidentiality of this Agreement. Employee acknowledges that the provisions of this Agreement are highly confidential and that disclosure of this Agreement or its terms would be extremely prejudicial to the Company. Accordingly, neither the Company nor Employee will disclose the terms of this Agreement to any other person or entity (other than immediate family and financial and legal advisors with a need-to-know and who agree to the confidentiality provisions of this Agreement) without the prior written consent of the other party, except that (i) the Company may disclose this Agreement or its terms if in the reasonable opinion of counsel for the Company such disclosure is required by applicable law or regulation; and, (ii) Employee may disclose this Agreement in court filings or pleadings by Employee to enforce its terms and conditions or as otherwise may be necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose.

b. Confidential Information. Employee acknowledges that as a result of his employment with the Company, Employee will gain knowledge of, and access to, proprietary and confidential information and trade secrets of the Company and its subsidiaries and affiliates, including, without limitation, (1) the identity of customers, suppliers, subcontractors and others with whom they do business; (2) their marketing methods and strategies; (3) contract terms, pricing, margin, cost information and other information regarding the relationship between them and the persons and entities with which they have contracted; (4) their services, products, software, technology, developments, improvements and methods of operation; (5) their results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to their employees, including Employee; (7) their business plans, models or strategies and the information contained therein; (8) their sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of the Company and its subsidiaries and affiliates (collectively, the “Confidential Information”). Employee further acknowledges that such information, even though it may be contributed, developed or acquired by Employee, and whether or not the foregoing information is actually novel or unique or is actually known by others, constitutes valuable assets of the Company developed at great expense which are the exclusive property of the Company or its subsidiaries and affiliates. Accordingly, Employee will not, at any time, either during or subsequent to the Term, in any fashion, form or manner, directly or indirectly, (i) use, divulge, disclose, communicate, provide or permit access to any person or entity, any Confidential Information of any kind, nature or description, or (ii) remove from the Company’s or its subsidiaries’ or affiliates’ premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser acoustic or other means) except in the case of both (i) and (ii), (A) as reasonably required in the performance of his services to the Company under this Agreement, (B) to responsible officers and employees of the Company who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, (C) for such information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee, and (D) or as otherwise necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose. Employee acknowledges that the Company would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Company.

c. Return of Confidential Information. Upon request by the Company, Employee will promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, all Confidential Information and other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information, which are in Employee’s possession or control.

7. Intellectual Property. Any and all material eligible for copyright or trademark protection and any and all ideas and inventions (“Intellectual Property”), whether or not patentable, in any such case solely or jointly made, developed, conceived or reduced to practice by Employee (whether at the request or suggestion of any officer or employee of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term which arise from the fulfillment of Employee’s duties hereunder and which may be directly or indirectly useful in the business of the Company will be promptly and fully disclosed in writing to the Company. The Company will have the entire right, title and interest (both domestic and foreign) in and to such Intellectual Property, which is the sole property of the Company. All papers, drawings, models, data and other materials relating to any such idea, material or invention will be included in the definition of Confidential Information, will remain the sole property of the Company, and Employee will return to the Company all such papers, and all copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, upon the earlier of the Company’s request therefor, or the expiration or termination of Employee’s employment hereunder. Employee will execute, acknowledge and deliver to the Company any and all further assignments, contracts or other instruments the Company deems necessary or expedient, without further compensation, to carry out and effectuate the intents and purposes of this Agreement and to vest in the Company each and all of the rights of the Company in the Intellectual Property.

8. Covenants.

a. Non-Competition — and Non-Solicitation. Employee acknowledges and agrees that the Company’s and its subsidiary and affiliated companies’ (collectively, the “Companies”) telecommunications infrastructure services businesses (the “Business”) are conducted throughout the United States of America and the Commonwealth of Canada. Until one (1) year following the date of the termination of Employee’s employment with the Company (the “Period of Non-Competition”) and within the United States of America and the Commonwealth of Canada (including their possessions, protectorates and territories, the “Territory”), Employee will not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:

(i) directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;

(ii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing customer or client, or potential customer or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Companies, or to commence doing Business with or increase the amount of Business done with or hire another company;

(iii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a customer or client of the Companies, or was their customer or client within two (2) years prior to cessation of Employee’s employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Business; or

(iv) solicit, persuade or attempt to solicit or persuade, or cause or authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Employee or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of Employee’s employment by the Companies, an employee of any of the Companies.

If Employee breaches or violates any of the provisions of this Section 8, the running of the Period of Non-Competition (but not of any of Employee’s obligations under this Section 8) will be tolled with respect to Employee during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Employee reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by Employee from the action constituting a breach or violation of this Section 8.

b. Exceptions. Telecommunications operators (such as Sprint, MCI, AT&T) cable companies and other non construction or installation customers of the Company shall not be considered engaged in and competitive with the Business.

9. Reasonable Restrictions. The parties acknowledge and agree that the restrictions set forth in Sections 6, 7 and 8 of this Agreement are reasonable for the purpose of protecting the value of the business and goodwill of the Companies. It is the desire and intent of the parties that the provisions of Sections6, 7 and 8 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of Sections6, 7 and 8 are adjudicated to be invalid or unenforceable, then such section will be deemed amended to delete such provision or portion adjudicated to be invalid or unenforceable; provided, however, that such amendment is to apply only with the respect to the operation of such section in the particular jurisdiction in which such adjudication is made.

10. Breach or Threatened Breach. The parties acknowledge and agree that the performance of the obligations under Sections 6, 7 and 8 by Employee are special, unique and extraordinary in character, and that in the event of the breach or threatened breach by Employee of the terms and conditions of Sections 6, 7 or 8, the Companies will suffer irreparable injury and that monetary damages would not provide an adequate remedy at law and that no remedy at law may exist. Accordingly, in the event of such breach or threatened breach, the Company will be entitled, if it so elects and without the posting of any bond or security, to institute and prosecute proceedings in any court of competent jurisdiction, in law and in equity, to obtain damages for any breach of Sections 6, 7 or 8 or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from breaching or attempting to breach Sections 6, 7 or 8. In the event the Company believes that the Employee has breached Employee’s obligations under Sections 6, 7 or 8, or threatens to do so, it shall promptly provide the Employee written notice of such belief setting forth the basis for its belief and, (unless under exigent circumstances, as determined by the Company at its sole discretion, it would harm the Company to delay the institution of legal proceedings) five (5) business days to respond to the notice, prior to the initiation of legal proceedings.

11. Termination. This Agreement and Employee’s employment under this Agreement may be terminated upon the occurrence of any of the events described in, and subject to the terms of, this Section 11:

a. Death. Immediately and automatically upon the death of Employee.

b. Disability. At the Company’s option, immediately upon written notice if Employee suffers a “permanent disability,” meaning any incapacity, illness or disability of Employee which renders Employee mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) days, or one hundred twenty (120) days (whether or not consecutive), during the Term, as reasonably determined by the Company.

c. Termination for Cause. At the Company’s option, immediately upon notice to Employee, upon the occurrence of any of the following events (each “Cause”), (i) Employee being convicted of any felony (whether or not against the Company or its subsidiaries or affiliates); (ii) a material failure of Employee to perform Employee’s responsibilities; (iii) a breach by Employee of any of his obligations under Sections 6, 7 or 8; (iv) any material act of dishonesty or other misconduct by Employee against the Company or any of its subsidiaries or affiliates; (v) a material violation by Employee of any of the policies or procedures of the Company or any of its subsidiaries or affiliates, including without limitation the Personal Responsibility Code; or (vi) Employee voluntarily terminates this Agreement or leaves the employ of the Company or its subsidiaries or affiliates for any reason, other than Good Reason.

d. Termination Without Cause. At the Company’s option for any reason, or no reason, upon five (5) days’ notice to Employee given by the CEO.

e. Termination with Good Reason. At Employee’s option, upon not less than fifteen (15) business days’ written notice to the Company, and the Company’s failure to cure within such fifteen (15) business days, upon the occurrence of any of the following events (each “Good Reason”) (i) the material diminution of, Employee’s position, duties, titles, offices and responsibilities with the Company; (ii) a reduction or material delay in payment of Employee’s compensation and benefits; (iii) a relocation of the Company’s principal executive offices outside of Miami-Dade or Broward Counties, Florida; or (iv) a breach of any other material provision of this Agreement by the Company.

f. Payments After Termination. If this Agreement and Employee’s employment hereunder are terminated for the reasons set forth in Sections 11(a) or 11(b), then Employee or Employee’s estate will receive the Base Salary and any Performance Bonus earned through the date of death or disability to which Employee would have been entitled for the year in which the death or disability occurred in accordance with the terms of this Agreement, and all of Employee’s Stock Options shall immediately vest. If the Company terminates this Agreement and Employee’s employment hereunder for the reasons set forth in Section 11(c)(i-vi), then (i) Employee will receive his Base Salary through the date of termination and (ii) Employee will forfeit any entitlement that Employee may have to receive any performance bonus. If this Agreement is terminated for the reason set forth in Section 11(d) or Section 11(e), then (i) Employee will receive his Base Salary, and benefits set forth in Section 4(b) hereof (collectively, with the payment of the Base Salary, the “Severance Benefits”), for a period of twelve (12) months from the date of termination (the “Severance Period”). If this Agreement is terminated by reason of the Company’s notice to Employee that the Company does not intend to renew or extend Employee’s employment, as allowed per Section 2(b), then Employee, on completion of the initial term of this Agreement, will receive the Severance Benefits for a period of six (6) months from the last day of the initial term of this Agreement. The Severance Benefits shall be payable in accordance with the Company’s payroll procedures and subject to applicable withholdings. Employee will forfeit any entitlement that Employee may have to receive any performance bonus and, upon payment by the Company of the amounts described in this Section 11(f), Employee will not be entitled to receive any further compensation or benefits from the Company whatsoever.

g. General. Notwithstanding anything to the contrary set forth in this Agreement, the provision of payments after termination in accordance with the provisions of Section 11(f) above, shall not be a bar to the Employee’s continued entitlement from the Company of (i) reimbursements of proper expenses, (ii) housing, automobile and expense allowances, (iii) vested benefit and welfare entitlements; (iv) unemployment compensation, (v) workers compensation benefits, (vi) accrued vacation time (if consistent with Company policy), (vii) Base Salary through date of termination. Notwithstanding anything in this Agreement to the contrary, if Employee is employed by the Company for an entire calendar year (e.g., the 2005 calendar year) and is terminated for any reason prior to the payment of a bonus, if any, the Company hereby agrees to pay Employee any bonus that he would have otherwise been entitled to hereunder or the SMBP, simultaneous with the payment of such bonus to the Company’s employees, and (viii) continued vesting of options as may be provided in accordance with the provisions of this Agreement or any stock option plan.

h. Change of Control. If, prior to the completion of the Term, there occurs a Change in Control, as defined in Exhibit A, then and in that case only, in lieu of any of the payments previously described in this Section, all Employee’s options then outstanding shall immediately vest and Employee will receive salary from the date of a Change of Control at a rate 1.5 times the rate set out in Section 3(a) above for the greater of (i) twelve (12) months or (ii) the remaining term of this Agreement and shall continue to receive normal benefits as set out in Section 4(b).

12. Miscellaneous.

a. Survival. The provisions of Sections 6, 7, 8, 10 and 11 will survive the termination or expiration of this Agreement for any reason.

b. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes all prior or contemporaneous agreements or understandings between the parties pertaining to the subject matter of this Agreement, and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth in this Agreement.

c. Modification. This Agreement may not be amended or modified, or any provision waived, unless in writing and signed by both parties.

d. Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations of this Agreement will not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

e. Successors and Assigns. This Agreement may not be assigned or the duties delegated unless in writing and signed by both parties, except for any assignment by the Company occurring by operation of law. Subject to the foregoing, this Agreement will inure to the benefit of, and be binding upon, the parties and their heirs, beneficiaries, personal representatives, successors and permitted assigns.

f. Notices. Any notice, demand, consent, agreement, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered personally by independent courier, or (iii) transmitted by facsimile, to the parties at the addresses as follows (or at such other addresses as will be specified by the parties by like notice):

If to Employee, then to:

      C. Robert Campbell
     400 Crescent Avenue
     Greenville, SC 2960

If to the Company, then to:

     MasTec, Inc.
800 Douglas Road, Suite 1200
     Coral Gables, Florida 33134
      Attn: Legal Department
     Facsimile: (305) 406-1937

Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, hand delivered or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the telecopier answerback confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

g. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable will be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

h. Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts will collectively be deemed to constitute a single binding agreement.

i. Governing Law; Venue. This Agreement will be governed by the laws of the State of Florida, without regard to its conflicts of law principles.Employee consents to the jurisdiction of any state or federal court located within Miami-Dade County, State of Florida, and consents that all service of process may be made by registered or certified mail directed to Employee at the address stated in Section 13 (f) of this Agreement. Employee waives any objection which Employee may have based on lack of personal jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted by the Company under this Agreement in any state or federal court located within Miami-Dade County, Florida and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. This provision is a material inducement for the Company to enter into this Agreement with Employee.

j. Participation of Parties. The parties acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through execution. Therefore, the parties agree that this Agreement will be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.

k. Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties will be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

l. Waiver of Jury Trial. EACH OF THE COMPANY AND EMPLOYEE IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT.

m. Right of Setoff. The Company will be entitled, in its discretion and in addition to any other remedies it may have in law or in equity, to set-off against any amounts payable to Employee under this Agreement or otherwise the amount of any obligations of Employee to the Company under this Agreement that are not paid by Employee when due. In the event of any such setoff, the Company will promptly provide the Employee with a written explanation of such setoff, and an opportunity to register a written protest thereof.

n. Litigation; Prevailing Party. In the event of any litigation, administrative proceeding, arbitration, mediation or other proceeding with regard to this Agreement, the prevailing party will be entitled to receive from the non-prevailing party and the non-prevailing party will pay upon demand all court costs and all reasonable fees and expenses of counsel and paralegals for the prevailing party.

o. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

EXECUTED this 12th day of October, 2004.

EMPLOYEE BY: /S/ C. Robert Campbell —————————————— C. Robert Campbell

MASTEC, INC. BY: /S/ Austin Shanfelter —————————————— Austin Shanfelter Chief Executive Officer

EXHIBIT A

“Change in Control” shall mean:

(a)	Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding the Company, any “parent” or “subsidiary” of the Company, or any employee benefit plan of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any “parent” or “subsidiary” of the Company, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock, but only if such acquisition occurs without approval or ratification by a majority of the members of the Board;

(b)	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any “subsidiary” of the Company to a Person described in subsection (a) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

(c)	Substantial Change of Board Members. During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this Section, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.